Putnam California Tax Exempt Income Fund, September 30, 2017, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		38,259
Class B		115
Class C		1,343
Class M		112

72DD2 (000s omitted)

Class Y		2,745

73A1

Class A		.265645
Class B		.214441
Class C		.201848
Class M		.242272

73A2

Class Y		.283047

74U1	(000s omitted)

Class A		140,841
Class B		459
Class C		5,994
Class M		403

74U2	(000s omitted)

Class Y		10,269

74V1

Class A		8.14
Class B		8.13
Class C		8.19
Class M		8.12

74V2

Class Y		8.16


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.